As filed with the Securities and Exchange Commission on October 25, 2006

Registration No. 333-138102

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FelCor Lodging Trust Incorporated

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of

incorporation or organization)

75-2541756

(I.R.S. Employer

Identification No.)

545 E. John Carpenter Frwy., Suite 1300

Irving, Texas 75062

(972) 444-4900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Jonathan H. Yellen

Executive Vice President and General Counsel

FelCor Lodging Trust Incorporated

545 E. John Carpenter Frwy., Suite 1300

Irving, Texas 75062

(972) 444-4900

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Robert W. Dockery

Jenkens & Gilchrist, P.C.

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202-2799

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Common Stock, $0.01 par value	1,045,415 shares	$20.20	$21,117,383	$2,260 (3)

(1)

This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported on The New York Stock Exchange on October 18, 2006.

(3)

Pursuant to Rule 457(p), the registration fee of $2,260.00 is offset against filing fees previously paid in connection with the Form S-4 (File No. 333-62510), filed on June 7, 2001, by FelCor Lodging Trust Incorporated and FelCor Lodging Limited Partnership and subsequently withdrawn on September 28, 2001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

On October 20, 2006, FelCor Lodging Trust Incorporated filed a registration statement on Form S-3 (333-138102) (the “Registration Statement”). The Registration Statement was filed pursuant to Rule 462(b) and General Instruction IV of Form S-3 to increase the number of shares originally registered by 1,045,415 shares of common stock and supplement the selling stockholder table to add an additional selling stockholder. Incorporated by reference in the Registration Statement is the registration statement on Form S-3 (File No. 333-004947), as amended, of FelCor Lodging Trust Incorporated, which was declared effective by the Securities and Exchange Commission on June 28, 1996. The required opinions and consents are listed on an Exhibit Index attached hereto and were filed with the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUPPLEMENTAL SELLING STOCKHOLDERS

The following table sets forth the name of the additional selling stockholders and (i) the number of shares of common stock beneficially owned by each selling stockholder, (ii) the maximum number of shares of common stock that may be offered by this prospectus for the account of that selling stockholder, and (iii) the amount and percentage of common stock that would be owned by that selling stockholder after completion of the offering, assuming the sale of all of the common stock that may be offered by this prospectus. Except as otherwise set forth in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

Name of Selling Stockholder	Shares Owned Prior to Offering (1)	Shares Which May Be Sold Hereunder (2)	Shares Owned After Offering	% of All Outstanding Common Stock After Offering (3)

RGC, Inc.	935,050	935,050 (4)	0	0.0%

RGC Leasing, Inc.	208,333	208,333	0	0.0%

Ann Mathewson Retained
Annuity Trust (5)	81,505	81,505	0	0.0%

John B. Urbahns	81,186	81,186	0	0.0%

(1) Beneficial ownership as of October 18, 2006, based upon information provided by the selling stockholder.

(2)   Assumes sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(3)   Based upon 62,010,162 shares of common stock outstanding on October 18, 2006. The shares issuable under instruments to purchase our common stock that are currently exercisable within 60 days of October 18, 2006, are treated as outstanding for purposes of computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(4)   Includes 260,659 shares previously registered under the original registration statement (File No. 333-004749), as discussed further below, and 674,391 shares registered by this registration statement.

(5)   The Ann Mathewson Retained Annuity Trust is a trust established by Ann Mathewson. Ms. Mathewson is married to Charles Mathewson, a former director of FelCor, and their adult son, Robert A. Mathewson, is a current director of FelCor

The Ann Mathewson Retained Annuity Trust and RGC Leasing, Inc. may be deemed to be affiliates of RGC, Inc. In the original registration statement (File No. 333-004749), RGC, Inc and Affiliates collectively owned an aggregate of 1,330,574 shares of FelCor common stock issuable upon redemption of Units, of which 586,678 shares were offered for resale under the prospectus constituting a part of that original registration statement. The remaining 743,896 shares of FelCor common stock issuable upon redemption of Units were not included in that registration statement. Of those 743,896 Units, 556,446 Units remain outstanding and are held by RGC, Inc., 105,945 Units were redeemed for shares of common stock of FelCor and are held by RGC, Inc., and 81,505 Units were transferred to the Ann Mathewson Retained Annuity Trust that were redeemed for shares of common stock of FelCor and are held by the Ann Mathewson Retained Annuity Trust. In addition, RGC, Inc. holds 12,000 shares of FelCor common stock that it acquired other than pursuant to the redemption of Units. This registration statement is filed to register the resale of all such shares of common stock and the shares issuable upon redemption of the Units held by RGC, Inc. that were not otherwise registered under the original registration statement.

In addition, following the date of the original registration statement, RGC Leasing, Inc. received 208,333 Units and John B. Urbahns, who is not an affiliate of RGC, Inc., received 81,186 Units. This registration statement is also filed to register the resale of the shares issuable upon redemption of the Units held by RGC Leasing, Inc. and John B. Urbahns. As a result, the total number of shares registered for resale by RGC, Inc. and Affiliates is now 1,224,888 shares, or 2.0% of the total outstanding shares of FelCor as of October 18, 2006. Robert A. Mathewson, a director of FelCor, is the President of RGC, Inc. and RGC Leasing, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on this Amendment No. 1 to Form S-3 and has duly caused this Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 25th day of October 2006.

FELCOR LODGING TRUST INCORPORATED,
a Maryland corporation

By:	/s/ Jonathan H. Yellen Jonathan H. Yellen Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1*	Opinion of Jenkens & Gilchrist, a Professional Corporation.

23.1*	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1).

23.3*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney.

_________
* Previously filed